Exhibit 10.3

Name:	[•]
Number of Units:	[•]
Date of Grant:	[•]
Vesting Commencement Date:	XX

The Gymboree Corporation

2013 Gymboree China Phantom Equity Incentive Plan

THE GYMBOREE CORPORATION STRONGLY ENCOURAGES YOU TO SEEK THE ADVICE OF YOUR OWN LEGAL AND FINANCIAL ADVISORS WITH RESPECT TO YOUR AWARD AND ITS TAX CONSEQUENCES.

AWARD AGREEMENT

This agreement (this “Agreement”) evidences an Award granted by The Gymboree Corporation (the “Company”) to the undersigned (the “Awardee”) pursuant to and subject to the terms of The Gymboree Corporation 2013 Gymboree China Phantom Equity Incentive Plan (as it may be amended from time to time, the “Plan”), which is incorporated herein by reference.

1.     Grant of Award. The Company grants to the Awardee on the date of grant set forth above (the “Date of Grant”) an Award consisting of the number of Units set forth above.

2.     Meaning of Certain Terms. Except as otherwise defined herein, all capitalized terms used herein have the same meaning as in the Plan. The following terms have the following meanings:

(a)	“Beneficiary” means the death beneficiary named in the written designation (in form acceptable to the Administrator) most recently filed with the Administrator by the Awardee prior to the Awardee’s death and not subsequently revoked, or, if there is no such designated beneficiary, the executor or administrator of the Awardee’s estate. An effective beneficiary designation will be treated as having been revoked only upon receipt by the Administrator, prior to the Awardee’s death, of an instrument of revocation in form acceptable to the Administrator.

(b)	“Holder” means the Awardee or, if as of the relevant time the Award has passed to a Beneficiary, the Beneficiary who holds the Award pursuant to the terms of this Agreement.

3.     Expiration Date. The Award, if not earlier forfeited, cancelled or otherwise terminated, will automatically terminate on the earliest of (i) a Sale, (ii) a Payment Event that is not a Sale if all Units are conditionally vested, or (iii) in the event of a Payment Event that is not a Sale, the last date on which the Units become conditionally vested, and no amount will become payable in respect of the Award after such date.

4.     Conditional Vesting; Vesting; Treatment of the Award Upon Cessation of Employment. Except as otherwise provided in the Plan or this Agreement, the Award will conditionally vest, if at all, as provided for on Schedule A hereto, which is incorporated herein by reference. The Award, to the extent conditionally vested, will only vest and become payable upon the occurrence of a Payment Event, as set forth in Section 6 below. Upon the cessation of the Awardee’s Employment for any reason prior to a Payment Event (or, with respect to any portion of the Award that does not conditionally vest in connection with such Payment Event, prior to the date such portion conditionally vests), the following rules will apply:

(a)	Immediately upon the cessation of the Awardee’s Employment, each Unit that is then held by the Awardee or by the Awardee’s permitted transferees, if any, to the extent not already conditionally vested will immediately terminate with no consideration due to the Awardee.

(b)	Subject to subsection (c) below, each Unit that is conditionally vested will remain outstanding until the expiration date of the Award as set forth in Section 3 of this Agreement or as otherwise provided in the Plan, including, without limitation, Section 6(e) of the Plan.

(c)	All Units (whether or not vested or conditionally vested) held by a Participant or the Awardee’s permitted transferees, if any, immediately prior to the cessation of the Awardee’s Employment will immediately terminate with no consideration due to the Awardee upon such cessation of Employment if the termination is for Cause or occurs in circumstances that in the sole determination of the Administrator would have constituted grounds for the Awardee’s Employment to be terminated for Cause.

5.     Effect of a Sale. Notwithstanding anything to the contrary in the Plan or this Agreement, this Award will immediately conditionally vest in full upon the occurrence of a Sale, subject to the Awardee remaining in continuous Employment through the date of such Sale.

6.     Payment in Respect of Awards.

(a)	Within 75 days after the occurrence of a Payment Event, the Company shall make a lump sum payment in cash to the Holder that is equal to the product of (i) the value of the Pool (determined in accordance with Section 6(j) of the Plan) and (ii) (A) the number of conditionally vested Units held by the Holder, divided by (B) 1,000,000.

(b)

If the Payment Event is not a Sale, the portion of the Award that is not conditionally vested at the time of the Payment Event shall remain eligible to conditionally vest following the Payment Event in accordance with Schedule A hereto. With respect to Units that conditionally vest after the occurrence of a Payment Event, if any, on the date such portion conditionally vests, the Company shall make a lump sum payment in cash to the Holder that is equal to the product of (i) the value of the Pool (determined in accordance with Section 6(j) of the Plan) and (ii) (A) the number of Units held by the Holder that conditionally vested on such date, divided by (B) 1,000,000.

(c)	For the avoidance of doubt, no payment shall be required under the Plan if the value of the Pool is zero, and the Holder shall not be entitled to any interest in the Pool in excess of the amount determined under Section 6(a) or Section 6(b), as applicable.

7.     Transfer of Award. The Award may not be transferred except as expressly permitted under Section 6(b) of the Plan.

8.     Withholding. The Awardee expressly acknowledges and agrees that the Awardee’s rights to receive any amounts payable hereunder will be reduced by such amounts as are required to satisfy withholding of all federal, state, local or other taxes required to be withheld, if any.

9.     Effect on Employment. The grant of the Award will not give the Awardee any right to continued Employment with the Company or any of its Affiliates, affect the right of the Company or any of its Affiliates to discharge or discipline such Awardee at any time, or affect any right of such Awardee to terminate his or her Employment at any time.

10.     Governing Law. This Agreement and all claims or disputes arising out of or based upon this Agreement or relating to the subject matter hereof will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

For the avoidance of doubt, the provisions of this Agreement and the Plan shall apply to the Award, including without limitation the vesting and conditional vesting (if any) of the Award, notwithstanding any provision relating to the vesting, conditional vesting or other treatment of equity-based awards of the Company or its Affiliates contained in any other agreement between the Awardee and the Company or any Affiliate.

Executed as of the ___ day of [—], 201[_].

Company:	THE GYMBOREE CORPORATION

By:
Name:
Title:

Awardee:
Name:
Address:

Schedule A

Conditional Vesting Schedule

Unless earlier terminated or forfeited, the Award will conditionally vest, if at all, as to 20% of the Units subject to the Award on each of the first five anniversaries of the Vesting Commencement Date set forth above. For the avoidance of doubt, 20% of the Units subject to the Award will be conditionally vested as of the Date of Grant.